Exhibit 2.1
EXECUTION COPY

Agreement and Plan of Merger
by and among
Harris Stratex Networks Operating Corporation,
Eagle Networks Merger Corporation,
Telsima Corporation
and
the Holder Representative
Dated as of February 27, 2009

i

INDEX OF EXHIBITS

Exhibits	Description

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of February 27, 2009 by and among Harris Stratex Networks Operating Corporation, a Delaware corporation (“Parent”), Eagle Networks Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Telsima Corporation, a Delaware corporation (the “Company”), and Arun Sobti, as Holder Representative.
RECITALS
     A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) with the Company to be the surviving corporation of the Merger.
     B. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Company Board Approval”).
     C. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub written consents in a form approved by Parent (the “Stockholders’ Written Consent”) adopting this Agreement and approving the Merger from the requisite percentage of holders of Company Capital Stock in accordance with DGCL and the Company Certificate of Incorporation.
     Now, Therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”
     1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than three Business Days, following the satisfaction or waiver of the conditions set forth in ARTICLE V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, unless another place or date is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).
     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.
     1.4. Certificate of Incorporation; By-laws.
          (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in the Certificate of Merger until thereafter amended as provided by applicable Law and such Certificate of Incorporation.
          (b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Surviving Corporation until thereafter amended.
     1.5. Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.
     1.6. Merger Consideration; Holdback Amount; Effect on Company Capital Stock.
          (a) Merger Consideration. The maximum aggregate consideration to be paid by Parent and Merger Sub in the Merger to the Stockholders shall be an amount in cash equal to:
               (i) $12,000,000 (the “Merger Consideration”); minus
               (ii) the aggregate amount of any advances (including applicable interest thereon) made by Parent or any of its Affiliates to the Company or any of its Subsidiaries prior to the Closing Date which amount remains unpaid on the Closing Date (the “Advances”), provided, however, that the maximum reduction to the Merger Consideration pursuant to this Section 1.6(a)(ii) shall be $2,000,000; plus

               (iii) an amount equal to 70% of any amounts collected by the Company or any of its Subsidiaries or the Surviving Corporation (the “Collections Amounts”) during the period between the date hereof and March 31, 2009 from Reliance ADA Group or any of its affiliates (“Reliance”) and Digital Circuit Multiplication Equipment or any of its affiliates (“DCME”) with respect to any transactions on or before the Closing Date between the Company or any of its Subsidiaries and Reliance or DCME, provided, however that any adjustments to the Merger Consideration in respect of such amounts collected during the period between the Closing Date and March 31, 2009, if any, shall be reflected in payments made pursuant to Section 1.6(c)(ii) and 1.6(c)(iii) (the Merger Consideration so adjusted, the “Stockholder Merger Consideration”).
          (b) Holdback. At Closing, Parent shall hold back $3,000,000 of the Merger Consideration (the “Holdback Amount”) for the purpose of serving as a source of indemnification for the Indemnified Parties pursuant to ARTICLE VI. The Holdback Amount shall be held and released pursuant to the provisions contained in ARTICLE VI. On or prior to Closing, Parent shall deliver to the Holder Representative a guarantee of Harris Stratex Networks, Inc., the parent company of Parent, with respect to the payment of the Holdback Amount payable by Parent in accordance with the provisions contained in ARTICLE VI.
          (c) Payments of Stockholder Merger Consideration. The Stockholder Merger Consideration shall be paid by Parent in the following installments:
               (i) At the Closing, an aggregate of $2,000,000 of the Stockholder Merger Consideration shall be payable to the Holders;
               (ii) On the three-month anniversary of the Closing Date, 50% of the amount (if positive) equal to (A) the Stockholder Merger Consideration (including the Collections Amounts in respect of collections during the period between the Closing and March 31, 2009), minus (B) the Holdback Amount minus (C) the amount of Stockholder Merger Consideration paid pursuant to Section 1.6(c)(i), shall be payable to the Holders; and
               (iii) On the six-month anniversary of the Closing Date, 50% of the amount (if positive) equal to (A) the Stockholder Merger Consideration (including the Collections Amounts in respect of collections during the period between the Closing and March 31, 2009), minus (B) the Holdback Amount minus (C) the amount of Stockholder Merger Consideration paid pursuant to Section 1.6(c)(i), shall be payable to the Holders.
          (d) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:
               (i) each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company at the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

               (ii) each share of Company Capital Stock issued and outstanding at the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(d)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive a portion of the Stockholder Merger Consideration as determined by the Company Certificate of Incorporation, subject to the conditions set forth in this Agreement, including the Holdback Amount provisions set forth in Section 1.6(b) and the indemnification provisions set forth in ARTICLE VI.
          (e) Allocation Certificate. At least two Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying as to the accuracy and completeness, in each case as of the Closing, of:
               (i) an estimated unaudited consolidated balance sheet (the “Closing Balance Sheet”) of the Company and its Subsidiaries as of the Closing Date substantially in the form of the Company Balance Sheet which shall contain the Company’s estimate of the liabilities and Realizable Assets of the Company and its Subsidiaries as of the Closing Date;
               (ii) the aggregate amount of Advances as of the Closing;
               (iii) the aggregate Collections Amount as of the Closing, together with a description and the amount of each element thereof;
               (iv) the Company’s calculation of the Stockholder Merger Consideration;
               (v) the identity and mailing address of each Holder and the number of shares of Company Capital Stock held by each such Holder and the number of the stock certificate(s) representing such shares of Company Capital Stock; and
               (vi) the amount of (w) the Stockholder Merger Consideration payable to each Holder without reduction for such Holder’s Pro Rata Share of the Holdback Amount; (x) the Stockholder Merger Consideration to be paid to each Holder net of such Holder’s Pro Rata Share of the Holdback Amount and the net amounts payable upon each installment described in Sections 1.6(c)(i) through (iii) (and in the case of Sections 1.6(c)(ii) and 1.6(c)(iii), based on the Collections Amount as of such date), (y) each Holder’s Pro Rata Share of the Holdback Amount, expressed as a percentage; and (z) any required withholding (if any) with respect to each Holder, which Allocation Certificate, when approved by Parent, shall be deemed the definitive calculation of Stockholder Merger Consideration payable to the Holders (except with respect to changes in the Collections Amount pursuant to Section 1.6(a)(iii)) in connection with the Merger and the disbursement thereof.
          (f) Company Stock Rights.
               (i) Prior to the Effective Time, the Company shall take all necessary and appropriate action to terminate the Company Option Plan and terminate each outstanding Company Option effective as of immediately prior to the Effective Time.

               (ii) Prior to the Effective Time, the Company shall take all necessary and appropriate action such that all Company Warrants are either (i) exercised in full for shares of Company Common Stock or Company Preferred Stock, as applicable, which shall participate in the Merger in the same manner as the outstanding shares as of the Effective Time of Company Capital Stock, the exercise price with respect thereto is delivered to the Company in cash or by check prior to the Effective Time or (ii) terminated as of immediately prior to the Effective Time.
          (g) Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements (i) such amounts as Parent determines in its sole and absolute discretion that the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment or in respect of any other Tax withholding obligation resulting from the Merger or the exercise, cancellation or cash out of any Company Stock Right or the vesting of restricted stock under the Code or any provision of applicable Tax Law, whether or not such amounts are set forth in the Allocation Certificate and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon and any other amounts in respect thereof) owed by such Person to the Company or any of its Subsidiaries as of the Closing. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may be. Parent or the Surviving Corporation, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under clause (i) above.
          (h) No Further Ownership Rights in Company Capital Stock. The Stockholder Merger Consideration, if any, paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I.
          (i) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.
     1.7. Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Stockholder Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.
          (b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Stockholder Merger Consideration pursuant to and subject to Section 1.6 (subject to the Holdback Amount provisions of Section 1.6(b) and the indemnification provisions set forth in ARTICLE VI) without interest thereon upon surrender of the certificate therefor and a Letter of Transmittal with respect thereto in accordance with this Agreement.
          (c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock pursuant to the exercise of appraisal rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.
     1.8. Surrender of Certificates.
          (a) Exchange Procedures. As soon as practicable after the date hereof, the Company will deliver to each Holder, as the holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, a letter of transmittal substantially in the form of Exhibit B (the “Letter of Transmittal”). Following the Effective Time and delivery to Parent of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Holder shall be entitled to receive in exchange therefor the portion of the Stockholder Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6 (subject to the Holdback Amount provisions of Section 1.6(b)) and the Certificate(s) so surrendered shall be cancelled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Stockholder Merger Consideration as provided in this ARTICLE I.
          (b) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Parent, the Surviving Corporation or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.
          (c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the

Stockholder Merger Consideration required pursuant to Section 1.6 (subject to the Holdback Amount provisions of Section 1.6(b)); provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith to Parent (the “Company Disclosure Schedule”) corresponding to the applicable Section and subsection or clause of this ARTICLE II (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule; provided, that it is clear on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section, subsection or clause of this ARTICLE II), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing as follows:
     2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company Certificate of Incorporation and its By-laws, each as amended to date and in full force and effect on the date hereof. The Company has not violated the Company Certificate of Incorporation or its By-laws in any material respect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has a current Employee, consultant or contractor. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

     2.2. Authority.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and each of the other agreements, certificates or documents contemplated thereby or hereby (collectively, the “Related Agreements”) to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Company Board Approval and Stockholders’ Written Consent (together, the “Transaction Approvals”) have been properly obtained and constitute all the necessary corporate action on the part of the Company Board and Stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby. As of the date hereof, the Company has delivered to Parent certified copies of the Transaction Approvals, none of the Transaction Approvals have been revoked, rescinded or amended and such Transaction Approvals have been finally approved.
          (b) This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
     2.3. No Conflict. Except as set forth on Schedule 2.4(b), the execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s or any of its Subsidiaries’ properties or assets under (i) any provision of the Company Certificate of Incorporation, the Company’s By-laws or any other organizational documents of the Company or any of its Subsidiaries, (ii) any material agreement to which the Company or any of its Subsidiaries is a party or by which they or any of their respective assets is bound, including any agreement set forth or required to be set forth on Schedule 2.16, (iii) any Company Authorization or (iv) any Law applicable to the Company or any of its Subsidiaries or any of their respective assets.
     2.4. Consents.
          (a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other U.S. federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable antitrust Laws (collectively, “Antitrust Laws”), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and notices required by the DGCL and the Company Certificate of Incorporation.
          (b) Schedule 2.4(b) sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any material agreement having a value in excess of $50,000 (including any agreement set forth or required to be set forth on Schedule 2.16) to which the Company or any of its Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with the Merger, or for any such material agreement to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such material agreement had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such material agreement from and after the Effective Time.
     2.5. Subsidiaries.
          (a) Except for the Persons set forth in Schedule 2.5(a) (each a “Subsidiary”), the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of each Subsidiary’s certificate of incorporation and by-laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its certificate of incorporation or by-laws or comparable organizational documents in any material respect. Schedule 2.5(a) lists every jurisdiction in which each Subsidiary of the Company has facilities, maintains an office or has a current Employee, consultant or contractor. None of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

          (b) The capitalization of each Subsidiary, including the identity of each holder of an outstanding equity interest therein, is as set forth on Schedule 2.5(b). All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable.
     2.6. Company Capital Structure.
          (a) The authorized capital stock of the Company consists of (i) 3,491,594,538 shares of Company Common Stock, of which 56,526,158 are issued and outstanding and (ii) 2,631,587,345 shares of Company Preferred Stock, of which (A) (x) 12,563,352 shares have been designated as “Series A-2 Preferred Stock” of which 12,563,352 are issued and outstanding, and (y) 6,659,803 shares have been designated as “Series A-3 Preferred Stock” of which 6,659,803 are issued and outstanding, (B) 13,951,438 shares have been designated as “Series B Preferred Stock” (“Series B Preferred Stock”) of which 13,951,438 are issued and outstanding, (C) 67,496,667 shares have been designated as “Series C Preferred Stock” (“Series C Preferred Stock”) of which 66,666,667 are issued and outstanding, (D) 530,916,085 shares have been designated as “Series D Preferred Stock” (“Series D Preferred Stock”) of which 492,465,272 are issued and outstanding, and (E) 2,000,000,000 shares have been designated as “Series E Preferred Stock” (“Series E Preferred Stock”) of which 1,705,805,147 are issued and outstanding. The Company does not have any other shares of preferred stock or any other shares of capital stock authorized, designated, issued or outstanding. The Company Capital Stock, including all shares subject to the Company’s right of repurchase, is held of record and, to the Company’s knowledge, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 2.6(a)(i). More than one-half of the outstanding shares of voting Company Capital Stock are held by Stockholders having addresses outside of California on the books of the Company on the record date for the latest meeting of the Stockholders held during the Company’s latest fiscal year or, if no meeting was held during such year, on the last day of the latest full income year of the Company. All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company Certificate of Incorporation, the By-laws of the Company or any agreement to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Each share of Company Preferred Stock, except the Series B Preferred Stock, is convertible into one share of Company Common Stock. Each share of Series B Preferred Stock is convertible into 1.28376571275 shares of Company Common Stock. Pursuant to the Company Certificate of Incorporation, the Stockholder Merger Consideration shall be allocated entirely to holders of Series E Preferred Stock.
          (b) (i) Except for the Company’s 2004 Stock Incentive Plan (the “Company Option Plan”), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect. The Company has reserved for issuance to Employees of and consultants to the Company and its Subsidiaries 592,862,415 shares of Company Common Stock under the Company Option Plan, of which options to purchase 390,487,556 shares of Company Common Stock have been granted and are outstanding (each, a “Company Option”) as of the date hereof. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the date of grant. Each such grant was made in accordance with the terms of the Company Option Plan and applicable Law. The per share exercise price of each Company Option was not less than the fair market value of a share of Company Stock on the applicable date of grant. Each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and applicable Law. The Company has not granted, and there is no and has been no Company policy or practice to grant, Company options prior to or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or its financial results or prospects. Schedule 2.6(b) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company any of its Subsidiaries, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code. The cancellation of each Company Option and the termination of the Company Option Plan without the consent of any holder of a Company Option is authorized by the Company Option Plan.
               (ii) The Company has outstanding warrants (each a “Company Warrant”) for the purchase of up to an aggregate of 246,414,197 shares of Company Common Stock, 830,000 shares of Series C Preferred Stock, 38,450,813 shares of Series D Preferred Stock and 195,312,493 shares of Series E Preferred Stock. All Company Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws. Schedule 2.6(b) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of its Subsidiaries, the date of grant or issuance of such Company Warrant, the number and type of shares of Company Capital Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. No Company Warrant was issued in a compensatory arrangement or to any Employee.
               (iii) Except for the Company Options and Company Warrants, there are no Company Stock Rights or agreements obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity or other ownership interest of the Company or any Subsidiary or any Subsidiary Securities or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.
          (c) Except for the Investor Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock or Subsidiary Securities. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of Company Capital Stock, Company Options, Company Warrants and any other Company Stock Rights have been or will be properly given or shall have properly waived any required notice prior to the Merger.
          (d) The Company is the “ultimate parent entity” of the Company and its Subsidiaries as such term is used and defined in the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
     2.7. Company Financial Statements and Internal Controls.
          (a) Schedule 2.7 sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operation, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended March 31, 2007, and the opinion of Armanino McKenna, the Company’s independent auditor, thereon, and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operation, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended March 31, 2008 (the “2008 Balance Sheet”), and (iii) the unaudited consolidated balance sheets (the “Company Balance Sheet”) of the Company and its Subsidiaries as of February 26, 2009

(the “Balance Sheet Date”) and the related unaudited consolidated statements of operation, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 10-month period then ended (the financial statements referred to in items (i) through (iii), collectively, the “Company Financial Statements” and the financial statements referred to in item (iii), collectively, the “Interim Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the United States (“GAAP”) except, in the case of the 2008 Balance Sheet and the Interim Financial Statements, the absence of footnotes, applied on a consistent basis throughout the periods indicated and consistent with each other. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, not material in amount or significance.
          (b) The Company and each of its Subsidiaries has in place systems and processes that are customary for a company at the same stage of development as the Company and that are designed to (x) provide reasonable assurances regarding the reliability of the Company Financial Statements and (y) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud by the Company or any of its Subsidiaries, whether or not material that occurred during any period covered by the Company Financial Statements.
          (c) To the Company’s knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations.
          (d) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 2.7(d) lists each written report by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any period covered by the Company Financial Statements. The Company’s revenue recognition policy is consistent with GAAP.
     2.8. Liabilities.
          (a) Except liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice; or (iii) as set forth in Schedule 2.8(a), the Company and its Subsidiaries do not have any material liabilities. Neither the Company nor any of its

Subsidiaries have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
          (b) Schedule 2.8(b) lists: (i) all accounts payable of the Company and its Subsidiaries as of the Balance Sheet Date and the aging thereof; (ii) any customer deposits or other deposits held by the Company or any of its Subsidiaries as of the date hereof; and (iii) all notes payable and other Indebtedness of the Company and its Subsidiaries as of the date hereof. All accounts payable of the Company and its Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or any of its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries has, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor any of its Subsidiaries is insolvent. To the knowledge of the Company, none of its current Employees has been convicted of, or pleaded guilty or no contest to, any felony.
     2.9. Absence of Certain Changes. Except as set forth in Schedule 2.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date through the date hereof there has not been, occurred or arisen any:
          (a) transaction by the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practices and in an amount not in excess of $25,000 individually or $50,000 in the aggregate;
          (b) amendments or changes to the Company Certificate of Incorporation or By-laws of the Company or comparable documents of any of its Subsidiaries;
          (c) capital expenditure or capital commitment by the Company or any of its Subsidiaries in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate;
          (d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices;
          (e) failure to pay accounts payable when due consistent with prior practice or any delay in payment thereof or any renegotiation thereof, except in the ordinary course of business consistent with prior practice;

          (f) destruction of, damage to or loss of any material assets of the Company or any of its Subsidiaries (whether or not covered by insurance), or loss of any material business or customer of the Company or any of its Subsidiaries;
          (g) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of its Subsidiaries, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;
          (h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;
          (i) revaluation by the Company or any of its Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the ordinary course of business consistent with prior practice;
          (j) (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or Subsidiary Securities or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any Company Capital Stock, Subsidiary Securities or Company Stock Rights, other than repurchases of Company Common Stock from Employees, consultants, contractors or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, (ii) any split, combination or reclassification of any Company Capital Stock, or (iii) any issuance or authorization of the issuance of any Company Capital Stock, Company Stock Rights or Subsidiary Securities (other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof pursuant to their terms) or any securities in respect of, in lieu of or in substitution for, any Company Capital Stock, Company Stock Rights or Subsidiary Securities;
          (k) increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their Employees, consultants, contractors, or advisors, including the modification of any existing compensation, severance or equity arrangements with such individuals (including any repricing of any Company Stock Rights or any amendment or acceleration of any vesting terms related thereto or to any shares of Company Capital Stock held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company or any of its Subsidiaries of a bonus or other additional salary or compensation to any such Person, in each case other than in the ordinary course of business consistent with prior practice, but only with respect to non-Key Employees;
          (l) Employee terminations and/or layoffs, excluding termination of Employees with poor performance ratings or for cause;
          (m) (i) grant of any severance or termination pay to any Employee, consultant or contractor, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Disclosure Schedule, (ii) adoption or amendment of any employee benefit plan or severance plan, or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee;
          (n) entering into of any material agreement by the Company or any Subsidiary (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, extension, amendment or modification of the terms of any material agreement by the Company or any Subsidiary or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;
          (o) sale, lease, license or other disposition of any of the material assets of the Company or any of its Subsidiaries, or creation of any Lien in such assets, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with prior practice;
          (p) loan by the Company or any of its Subsidiaries to any Person, incurrence by the Company or any of its Subsidiaries of any Indebtedness (except for trade payables incurred in the ordinary course of business), guarantee by the Company or any of its Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with prior practice;
          (q) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with prior practice;
          (r) commencement or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its Subsidiaries or their affairs, or commencement of any litigation by the Company or any of its Subsidiaries, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);
          (s) (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee), (iii) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by

Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;
          (t) agreement, or modification to any agreement pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of its Subsidiaries;
          (u) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect; or
          (v) agreement by the Company or any of its Subsidiaries, or any Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.10. Accounts Receivable; Bank Accounts. Schedule 2.10 lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and its Subsidiaries, whether or not included in Schedule 2.10, (x) represent bona fide transactions that arose in the ordinary course of business, (y) are subject to no setoffs or counterclaims and (z) to the Company’s knowledge are current and collectible. No Person has any Lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable. Neither the Company nor any Subsidiary has received notice from any customer that such customer does not intend to pay any account receivable. Set forth on Schedule 2.10 is a description of each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.
     2.11. Restrictions on Business Activities. There is no agreement or judgment, injunction, order or decree, in either case to which the Company or any of its Subsidiaries is a party, subject or otherwise binding upon the Company or any of its Subsidiaries, that would reasonably be expected to prohibit, impair or otherwise limit: (i) any business practice of the Company, any of its Subsidiaries or any of their respective present or future Affiliates; (ii) any acquisition of property (tangible or intangible) by the Company, any of its Subsidiaries or any of their respective present or future Affiliates; (iii) the conduct of business by the Company, any of its Subsidiaries or any of their respective present or future Affiliates; or (iv) the freedom of the Company, any of its Subsidiaries or any of their respective present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company, any of its Subsidiaries or any of their respective present or future Affiliates or otherwise. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has (x) entered into any agreement under which the Company, any of its Subsidiaries or any of their respective present or future

Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s, any of its Subsidiaries’ or any of their respective present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any agreement that will bind Parent or any of its Affiliates with respect to Parent’s or Parent’s Affiliates’ own customers, products or services.
     2.12. Real Property; Leases.
          (a) None of the real property used or occupied by the Company or any of its Subsidiaries, in each case together with all buildout, fixtures and improvements created thereon (“Company Real Property”), is owned by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries ever owned any real property. All of the Company Real Property is leased or subleased by the Company or one of its Subsidiaries.
          (b) Schedule 2.12(b) sets forth all leases, subleases and other agreements pursuant to which the Company or any of its Subsidiaries derives its rights in the Company Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto.
          (c) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries and each landlord or sublandlord with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Financial Statements.
          (d) The Company or one of its Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.
     2.13. Tangible Assets; Absence of Liens and Encumbrances.
          (a) Schedule 2.13 identifies as of the date hereof all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company and its Subsidiaries with an individual book value of greater than $50,000, and sets forth the original cost and book value of each such asset.

          (b) The Company and each of its Subsidiaries has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
          (c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or any of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.
     2.14. Intellectual Property.
          (a) (i) Schedule 2.14(a) lists and separately identifies: (x) all Company Registered Intellectual Property (setting forth, for each item, the applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable); (y) all hardware products and tools, software and firmware products and tools, and services that are currently sold, published, offered for sale, or under development by the Company or any of its Subsidiaries; and (z) for each Company Patent all upcoming due dates and filing deadlines up to and including the date that is six months after the date hereof.
               (ii) The Company has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the Company Patents in full force and effect, including payment of all required fees when due to such offices or agencies. Other than prior art references cited in the applicable patent office file history of any Company Patent (a complete copy of which the Company has provided to Parent), the Company has no knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.
               (iii) The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Company Registered Intellectual Property (the “Company Patents”) are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.
          (b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company or one of its Subsidiaries and their permitted successors pursuant to a valid and enforceable written license. The Company and its Subsidiaries have and have had all rights in the Company Intellectual Property necessary to carry out the Company’s and its Subsidiaries’ former activities, current activities and planned activities with respect to the

Company Products, including any of the Company products currently in development, including in each case rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use.
          (c) The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such agreement in default thereunder. Immediately following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such contracts, licenses and agreements to the same extent the Company and each of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of its Subsidiaries or the Surviving Corporation, as successor to the Company or any of its Subsidiaries, in the Company Intellectual Property.
          (d) To the Company’s knowledge, after reasonable investigation, the use of the Company Intellectual Property by the Company and its Subsidiaries as previously used, as currently used and, with respect to Company Products currently in development, as currently proposed to be used, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable Law. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries or by any licensee of the Company of any of its Subsidiaries, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to the knowledge of the Company no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company’s knowledge, there is no unauthorized use, infringement, or misappropriation of any Company-owned Company Intellectual Property by any third party or Employee.
          (e) The Company and its Subsidiaries have obtained from all parties (including Employees) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent.
          (f) The transactions contemplated by this Agreement will not alter, impair or otherwise affect any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.
          (g) Except as set forth on Schedule 2.14(g), neither the Company nor any Subsidiary has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.
          (h) The Company and its Subsidiaries have each taken commercially reasonable measures to protect its ownership of, and rights in, all Company Intellectual Property owned by the Company or any Subsidiary in accordance with industry best practices. Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information. Schedule 2.14(h) lists all such agreements, and the Company has provided true and complete copies of such agreements to Parent.
          (i) The Company Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s knowledge, none of the Company Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.
          (j) Schedule 2.14(j) sets forth a complete and accurate list of all licenses and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property, indicating for each such agreement whether the Company is the licensee or licensor thereunder, excluding any agreements required to be listed on or expressly exempted from being listed on Schedule 2.14(k).
          (k) Schedule 2.14(k) contains (i) a complete and accurate list of all licenses and similar agreements pursuant to which the Company or any Subsidiary holds rights to any third-party Intellectual Property (including any third-party software) (x) sold with, incorporated into or used in the development of any Company Product or (y) used or held for use by the Company or any of its Subsidiaries for any other purpose (excluding, for purposes of clause (y) only, any generally available, off-the-shelf software programs licensed to the Company on standard terms), indicating for each such agreement the names of all items licensed thereunder and (ii) a summary of the Company’s and its Subsidiaries’ payment obligations and any rights by a third party to audit or review any financial, license or royalty information, if any, with respect to each of the agreements listed thereon. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any third-party Intellectual Property, nor received any notice of intent to conduct any such audit.
          (l) Except as set forth on Schedule 2.14(l), no Company Product (including any Company Product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to Publicly Available Software. Except as set forth on Schedule 2.14(l), all Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification. The Company has not incorporated or otherwise used Publicly Available Software in a manner that would (i) require, or condition the use or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, other than Publicly Available Software that the Company merely uses or redistributes without modification, or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property owned by the Company.
          (m) Except as set forth on Schedule 2.14(m), none of the Company’s or any of its Subsidiaries’ professional services agreements with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of the Company, the Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of the Company’s or any of its Subsidiaries’ products, confers upon any Person other than the Company or any of its Subsidiaries any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.
          (n) Schedule 2.14(n) lists all agreements pursuant to which the Company or any of its Subsidiaries has any current development or other professional services obligations. Except as specified on Schedule 2.14(n), neither the Company nor any of its Subsidiaries has entered into any agreement to provide custom coding, software development or other custom development with respect to any Company Product.
          (o) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned by the Company or any of its Subsidiaries to any other Person.
          (p) No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company or any

Subsidiary, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company Intellectual Property.
          (q) There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary in any jurisdiction in which the Company or any Subsidiary currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.
          (r) Except as set forth on Schedule 2.14(r), neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.
          (s) Schedule 2.14(s) lists all agreements pursuant to which the Company or any of its Subsidiaries is obligated to provide maintenance, support or similar services (such agreements, as supplemented below, are referred to collectively as the “Support Agreements”). Except for the nonstandard support agreements specified as such in Schedule 2.14(s), all of the Support Agreements are in all material respects in the form of the contract identified as the Standard Support Agreement set forth in Schedule 2.14(s). No Support Agreement obligates Parent or the Surviving Corporation after the Effective Time (or any of its Subsidiaries) to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Service, other than error corrections and upgrades if and when made available to Company’s customers generally. The versions of the Company Products currently supported by the Company and its Subsidiaries are set forth on Schedule 2.14(s). Except as set forth on Schedule 2.14(s), neither the Company nor any of its Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to any Company Products to any other Person.
     2.15. Product Warranties; Defects; Liabilities; Services.
          (a) Each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Neither the Company nor any of its Subsidiaries has any liability or obligation (and to the Company’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. Schedule 2.15(a) includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

          (b) All services provided by the Company or any of its Subsidiaries to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services agreements and in all material respects with all applicable Laws. Except as set forth on Schedule 2.15(b)(i), there is no claim pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any Services or services agreement and, to the Company’s knowledge, there is no reasonable basis for the assertion of any such claim. Schedule 2.15(b)(ii) sets forth all agreements that obligate the Company or any of its Subsidiaries to provide Services in excess of $25,000 after the date hereof (the “Services Agreements”). Neither the Company nor any of its Subsidiaries has any “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the contract exceeds either (i) the fees and payments to be received pursuant to such contract or (ii) the Company’s budgeted expense with respect thereto, and there is no reasonable basis to conclude that any agreement will become a Loss Contract.
     2.16. Company Agreements.
          (a) Schedule 2.16 sets forth each agreement, to which the Company or any of its Subsidiaries is a party or by which they or their assets are bound, including:
               (i) any collective bargaining agreement;
               (ii) any Employment Agreement;
               (iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement that is not listed on Schedule 2.25(a);
               (iv) any commission and/or sales agreement with any current Employee, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of its Subsidiaries, that is not listed on Schedules 2.26(b) or 2.26(c);
               (v) any equity incentive plan under which the Company Stock Rights have been or may be granted, any stock option plan, stock appreciation rights plan or stock purchase plan, and any agreement or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;
               (vi) any fidelity or surety bond or completion bond;
               (vii) any lease of personal property having a value individually in excess of $25,000;
               (viii) any agreement whereby the Company or any of its Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

               (ix) any agreement containing any covenant limiting the freedom of the Company or any of its Subsidiaries or any of their present or future Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person;
               (x) any agreement relating to capital expenditures and involving future payments in excess of $25,000 in any individual case or $50,000 in the aggregate;
               (xi) any agreement relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of its Subsidiaries’ business;
               (xii) any agreement relating to the borrowing of money or the extension of credit;
               (xiii) any unpaid or unperformed purchase order or agreement (including for services) involving in excess of $25,000 in any individual case or $50,000 in the aggregate;
               (xiv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;
               (xv) any joint venture, partnership, strategic alliance or other agreement involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;
               (xvi) any agreement pursuant to which the Company or any of its Subsidiaries has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any agreements that provide for source code escrow arrangements;
               (xvii) any sales representative, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution of the Company’s or any of its Subsidiaries’ products or services, or the products or services of any other Person;
               (xviii) any agreement pursuant to which the Company or any of its Subsidiaries has advanced or loaned any amount to any Stockholder of the Company or any Employee, consultant or contractor thereof or of any of its Subsidiaries, other than business expense advances in the ordinary course of business consistent with past practice;
               (xix) any agreement with any customer or third party to deliver products or services, including all end-user licenses and all Services Agreements;
               (xx) any agreement with any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, other than those set forth in Schedule 2.14(s) or 2.15(b)(ii);

               (xxi) any agreement to provide Company Products or Services to any Governmental Entity;
               (xxii) any agreement that the Company would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act if the Company were an issuer with a class of securities registered pursuant to the Exchange Act;
               (xxiii) any currently outstanding bid, offer, proposal, term sheet or similar document relating to Third-Party Acquisitions or the delivery of Company Products or Services that has been submitted or received by the Company or any of its Subsidiaries, whether or not, if accepted by the receiving party, would obligate the Company or any of its Subsidiaries thereunder;
               (xxiv) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of its Subsidiaries’ sale, distribution, license or support of any Company Products or Services or any of its Subsidiaries;
               (xxv) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to provide Services for a fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis; or
               (xxvi) any other agreement that involves $25,000 or more or is not cancelable by the Company or a Subsidiary without penalty within 90 days.
          (b) Each agreement set forth or required to be set forth on Schedule 2.16 is in full force and effect and is valid, binding and enforceable in accordance with its terms. The Company and each of its Subsidiaries are in compliance with and have not, breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under any of the terms or conditions of any such agreement, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or knowledge of any default by any third party. The Company and each of its Subsidiaries is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all agreements set forth or required to be set forth on Schedule 2.16 and the Company has no reasonable basis to believe it and each of its Subsidiaries will not continue to remain in compliance with all such requirements. Neither the Company nor any of its Subsidiaries has incurred any cost over-runs on any agreement set forth on Schedule 2.16 and the Company has no reasonable basis to believe that it or any of its Subsidiaries will incur any such cost over-runs. The Company has delivered to Parent accurate and complete copies of all agreements required to be listed on Schedule 2.16.
     2.17. Change of Control Payments. Schedule 2.17 sets forth (i) each plan or agreement of the Company or any of its Subsidiaries pursuant to which any amounts may become payable (whether currently or in the future) to Employees of the Company or any of its Subsidiaries as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements and (ii) a summary of the nature and amounts that may become payable pursuant to each such plan or agreement.

     2.18. Interested Party Transactions.
          (a) To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.18.
          (b) Except as set forth on Schedule 2.18, there are no receivables of the Company or any of its Subsidiaries owed by any Employee, consultant or contractor to the Company or any of its Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.
     2.19. Compliance with Laws. (a) To the Company’s knowledge, the Company and each of its Subsidiaries has complied and is in compliance in all material respects with, is not in material violation of, and has not received any notices of material violation or alleged material violation with respect to, any Law. The Company is in compliance with its stated privacy policies contained on any websites maintained by or on behalf of the Company and all applicable privacy and anti-SPAM Laws.
          (b) Each of the Company and its Subsidiaries, and to the Company’s knowledge, each Employee and agent of the Company and its Subsidiaries, has complied in all material respects with, is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a material violation of any Law related to the import and export of commodities, software, technology or other Intellectual Property, including the USA Patriot Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules or regulations issued under any of the foregoing.
     2.20. Litigation. Except as set forth on Schedule 2.20, there is no action, suit, proceeding or investigation of any nature pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective assets or, to the Company’s knowledge, any of their respective Employees, nor, to the knowledge of the

Company, is there any reasonable basis therefor. None of the Company, its Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or any of its Subsidiaries’ ability to operate. Schedule 2.20 lists each action, suit or proceeding that has ever been commenced by or against the Company or any of its Subsidiaries.
     2.21. Insurance. Schedule 2.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company or any of its Affiliates, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of the Company or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.
     2.22. Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain complete and accurate records of all material actions taken at any meetings of the Company’s or any of its Subsidiaries’ stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries.
     2.23. Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:
          (a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.
          (c) Permits. The Company and each of its Subsidiaries currently hold all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.
          (d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. To the knowledge of the Company, there is no fact or circumstance that would reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.
     2.24. Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements. The Company has previously delivered to Parent a copy of each agreement with respect to each item set forth on Schedule 2.24.
     2.25. Employee Benefit Plans.
          (a) Schedule. Schedule 2.25(a) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.
          (b) Employee Plan Documents. The Company has delivered to Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company or any of its Subsidiaries, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings from the IRS or any similar Governmental Entity having jurisdiction over the Company or any of its Subsidiaries relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company or any of its Subsidiaries and that are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K or any similar form required under the Laws of other jurisdictions applicable to the Company or any of its Subsidiaries and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.
          (c) Employee Plan Compliance. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the knowledge of the Company, is there any reasonable basis therefor. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL or any other similar Governmental Entity having jurisdiction over the Company or any of its Subsidiaries with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS or any other similar Governmental Entity having jurisdiction over the Company or any of its Subsidiaries have been timely made. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any

Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of its Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries.
          (d) Plan Status. None of the Company, any of its Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.
          (e) Multiemployer Plans. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.
          (f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.
          (g) Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company and its Subsidiaries, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date. The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeded the current value of all benefits liabilities under that Company Employee Plan.
          (h) Effect of Transaction. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
     2.26. Employment Matters.
          (a) Schedule 2.26(a) sets forth, (x) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall) (i) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of its Subsidiaries, and whether the Employee is on an active or inactive status; (ii) such Employee’s title; (iii) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (iv) whether such Employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service; (v) whether such Employee is employed by the Company or one of its Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (vi) the Company or Subsidiary facility at which such Employee is deemed to be located; (vii) each current benefit plan in which such Employee participates or is eligible to participate; and (viii) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s or any of its Subsidiaries’ business, and (y) with respect to each Employee, whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.
          (b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company or any of its Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company or any of its Subsidiaries is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 2.26(b). Any Persons now or heretofore engaged by the Company or any of its Subsidiaries as consultants or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes.
          (c) Each Employment Agreement is set forth on Schedule 2.26(c) and a copy of each Employment Agreement and any amendment thereto has been provided to Parent. Except as set forth in Schedule 2.26(c), the employment of each of the Employees is terminable by the Company at will (except for non-U.S. employees of the Company or any of its Subsidiaries located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each such Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its Employees, except as set forth on Schedule 2.26(c). Neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate Parent or any of Parent’s Affiliates to make an offer of employment to any Employee, consultant or contractor of the Company or any of its Subsidiaries or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company or any of its Subsidiaries of any terms or conditions of employment with Parent or any of Parent’s Affiliates following the Closing.
          (d) The Company and each of its Subsidiaries has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements and

Employment Agreements currently in effect, all of which comply with applicable Law in all material respects.
          (e) (i) None of the current Employees has given the Company or any of its Subsidiaries written notice terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any current Employee; (iii) to the Company’s knowledge, no Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (x) the performance by such Person of any of his or her duties or responsibilities for the Company or any of its Subsidiaries, or (y) the Company’s business or operations; (iv) to the Company’s knowledge, no current Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any of its Subsidiaries, as the case may be; and (v) neither the Company nor any of its Subsidiaries is, and neither has ever been, engaged in any dispute or litigation with any Employee regarding intellectual property matters.
          (f) Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar agreement. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees.
          (g) To the Company’s knowledge, neither the Company nor any of its Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company or any of its Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or any Employees. There is not now pending and, to the Company’s knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.
          (h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).
          (i) Neither the Company nor any of its Subsidiaries has a severance pay practice or policy. Except as set forth in Schedule 2.26(i), (i) neither the Company nor any of its Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and its Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of its Subsidiaries, applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (x) any liability that exists or arises under any of the Company’s or any of its Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (y) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company and each of its Subsidiaries shall have satisfied in full all of their obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.
          (j) The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s knowledge there are no allegations to the contrary.
          (k) There are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any of its Subsidiaries’ status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy, nor to the knowledge of the Company is there any reasonable basis therefor. The Company and each of its Subsidiaries has complied with and is in compliance with all applicable workers compensation Laws in all material respects.
          (l) Each of the Company and its Subsidiaries, and to the Company’s knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.

     2.27. Tax Matters.
          (a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company and each of its Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid. To the Company’s knowledge, all Tax Returns filed by the Company and its Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and its Subsidiaries and any other information required to be shown thereon. Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Neither the Company nor any of its Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for ad valorem Taxes not yet due and payable.
          (b) None of the Tax Returns filed by the Company or any of its Subsidiaries, nor Taxes payable by the Company or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Entity that has not been resolved or fully paid, and no such audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Company’s knowledge, threatened.
          (c) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any of its Subsidiaries are set forth in the Company Financial Statements or in Schedule 2.27(c).
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement or plan (including the Company Option Plan, the Company Stock Rights and the payments described in Section 2.17) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any of its Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

          (e) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or agreement which could be treated as a partnership for federal income Tax purposes. Each of the Subsidiaries is classified as a corporation for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any of its Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor any of its Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (f) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by agreement, or otherwise.
          (g) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Neither the Company nor any of its Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the transactions contemplated by this Agreement.
          (h) Schedule 2.27(h) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its Subsidiaries. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.
          (i) The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.
          (j) Since the Balance Sheet Date, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.
          (k) Schedule 2.27(k) sets forth for each outstanding Company Stock Right whether such right is an incentive stock option as defined in Section 422 of the Code. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
          (l) Each of the Company and each of its Subsidiaries has withheld all amounts required by Law or agreement to be withheld from the wages, salaries or other payments to Employees of or consultants or contractors to the Company or any of its Subsidiaries; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.
          (m) Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.27(m). For the period commencing after December 31, 2004 and ending before January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.27(m) has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. Since December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.27(m)

has been operated and maintained in accordance with the requirements of Section 409A of the Code and Treasury Regulations thereunder.
          (n) Schedule 2.27(n) sets forth the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company. Except as set forth in Schedule 2.27(n), none of those carryforwards are presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax law.
     2.28. Customers; Distributors. Schedule 2.28(a) identifies, and provides a summary of the revenues received from, each customer of the Company and its Subsidiaries in each of the fiscal years ended March 31, 2007 and March 31, 2008 and for the 10-month period ended January 31, 2009. Schedule 2.28(b) sets forth as of the date hereof (i) each current customer of the Company or any of its Subsidiaries and (ii) with respect to each such customer, (x) whether such customer is subject to the Company’s standard form license terms attached hereto as Schedule 2.28(c) and (y) each agreement with respect to such customer. Neither the Company nor any of its Subsidiaries has received written notice from any current customer indicating that any such customer intends not to renew its support agreement with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice from any distributor of any of the Company’s products indicating that any such distributor intends to cease acting as a distributor of such products or otherwise dealing with the Company and its Subsidiaries.
     2.29. Company Customer Information. Neither the Company nor any of its Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of its Subsidiaries current and former customers. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of its Subsidiaries possesses or has any claims or rights with respect to use of such customer files and other customer information.
     2.30. Governmental Authorization. Schedule 2.30 lists each consent, license, permit, grant or other authorization issued to the Company, any of its Subsidiaries or any Employee by a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets. None of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any Employee is in violation of any Company Authorization in any material respect.
     2.31. Foreign Corrupt Practices Act. Each of the Company, its Subsidiaries and, to the Company’s knowledge, each Employee and agent of the Company or any of its Subsidiaries, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company and its Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
     2.32. No Breach of Hardware Purchase and Software License Agreement. The Company is not in material breach of any term or condition contained in the Hardware Purchase and Software License Agreement by and between the Company and Reliance Communications Limited, dated as of September 15, 2006, the Hardware Purchase and Software License Agreement by and between Telsima Communications Private Limited, dated as of September 15, 2006, the attached General Terms and Conditions for Services and Support Services and addendums thereto (collectively, the “Hardware Purchase and Software License Agreement”). The Company is in receipt of Acceptance Certificates (as defined in the Hardware Purchase and Software License Agreement) for approximately 783 of the 815 base stations shipped under such agreement.
     2.33. Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing as follows:
     3.1. Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Related Agreements.

     3.2. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
     3.3. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, applicable Antitrust Laws, (iii) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (iv) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Related Agreements in a timely manner.
     3.4. No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) any material agreement to which Parent or Merger Sub is a party or to which they or any of their respective assets is subject or bound, or (iii) any Law applicable to Parent or Merger Sub or any of their respective assets, except, in the case of clauses (ii) or (iii), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Related Agreements in a timely manner.

ARTICLE IV
CERTAIN COVENANTS
     4.1. Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Parent shall otherwise consent in writing or as specifically contemplated by this Agreement), and will cause each of its Subsidiaries to, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company or any of its Subsidiaries. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent:
          (a) make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with prior practice or waive or release any right or claim outside the ordinary course of business or inconsistent with prior practice;
          (b) incur any Indebtedness (except with respect to Indebtedness in connection with the Advances);
          (c) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, Subsidiary Securities or Company Stock Rights (except for the issuance of Company Common Stock upon exercise or conversion of presently outstanding Company Stock Rights; provided, that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash by the Person exercising or converting such Company Stock Right, (iii) for purpose of determining the amount of such Taxes, the fair market value of the Company Capital Stock received pursuant to such exercise or conversion is equal to the maximum aggregate consideration payable with respect to such Company Capital Stock pursuant to this Agreement, including for this purpose any consideration to be deposited as part of the Holdback Amount and (iv) the Company promptly notifies Parent of such exercise or conversion);
          (d) re-price or amend the terms of any Company Stock Right or the terms of any agreement with respect to shares of Company Capital Stock subject to vesting restrictions, including accelerating the vesting thereof.
          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount;

          (f) hire or engage any employees, consultants or contractors, or encourage any Employees, consultants or contractors to resign from the Company or any of its Subsidiaries, or promote any Employees or change the employment status or titles of any Employees, except for the hiring or promotion of employees or engagements of consultants or contractors in the ordinary course of business at compensation rates comparable to other Employees, consultants or contractors at similar levels;
          (g) fail to use commercially reasonable efforts to keep in full force all insurance policies described in Section 2.21;
          (h) enter into any agreement (x) pursuant to which the Company or any of its Subsidiaries makes representations or warranties or assumes support or indemnification obligations that are materially more burdensome on the Company or any of its Subsidiaries than the representations, warranties and support and indemnification obligations made in the Company’s standard forms of end-user license agreement, reseller agreement and standard support agreement or (y) that contains any provision relating to the “change of control” of the Company or any of its Subsidiaries;
          (i) take any action that would have been a breach of or would reasonably be expected to cause a breach of any of the provisions of Section 2.9 (except the taking of any action described in 2.9(k), (m) and (n) in the ordinary course of business, consistent with prior practice) had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard to disclosures on the Company Disclosure Schedule); or
          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.
     4.2. Collections from Reliance and DCME. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will, and will cause each of its Subsidiaries to, undertake all commercially reasonable efforts to collect from Reliance and DCME all amounts due to the Company and its Subsidiaries from Reliance and DCME with respect to any transactions between the Company or any of its Subsidiaries and Reliance or DCME.
     4.3. Access to Information. The Company shall provide Parent and its accountants, legal counsel, and other representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time to (a) all of the properties, facilities, books, agreements, records, customers and Employees of the Company and its Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and its Subsidiaries as Parent may request. The Company will provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger.

     4.4. Confidentiality; Potential Buyers.
          (a) The parties acknowledge that the Company and Parent have previously executed a Memorandum of Understanding, dated as of January 28, 2009, which contains certain confidentiality provisions (the “Confidentiality Agreement”), which confidentiality provisions will continue in full force and effect in accordance with its terms.
          (b) The Company shall prepare a written notice to each Potential Buyer in form and substance acceptable to Parent, which shall include a request for such Potential Buyer to immediately destroy or return to the Company any confidential information of the Company and its Subsidiaries, for distribution immediately following the Closing.
     4.5. Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Parent, by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made prior to the Effective Time by any party hereto (including any third party representatives of Parent or the Company) (other than disclosures to Stockholders in connection with the approval of this Agreement and other than any filing by Parent with the Securities and Exchange Commission or other Governmental Entity) unless approved by Parent and the Company prior to release; provided, that such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, in the event that either Parent or the Company is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.
     4.6. Consents. At the Company’s expense, the Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Merger, including all consents, waivers, or approvals under any of the agreements to which the Company or any of its Subsidiaries is a party or by which they or their assets are bound in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.
     4.7. Antitrust Filings.
          (a) After the date hereof, Parent and the Company will each make in timely fashion all such filings as Parent deems reasonably necessary or desirable in connection with the Merger under other applicable Antitrust Laws (collectively, the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings. The Company and Parent shall each pay any filing fees for which it is responsible in connection with the Antitrust Filings.
          (b) As promptly as is practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, Parent or the Company, as the case may be, shall use its commercially reasonable efforts to comply with such request and, to the extent practicable and permitted by applicable Law, permit the other party’s legal counsel to review in advance any proposed written communication to any Governmental Entity to the extent that such review will not result in the waiver of any applicable privilege and subject to appropriate confidentiality agreements. The Company and Parent shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings. The Company and Parent shall each promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Entity relating to its Antitrust Filing. The Company and Parent shall each give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings if, in the reasonable judgment of the party that is subject to the inquiry, investigation, meeting or conference, such participation by the other party is prudent and (based upon the advice of legal counsel) legally permissible. Each of Parent and the Company agrees to use its commercially reasonable efforts to secure termination or expiration of any waiting periods under any applicable Antitrust Laws and/or to obtain the approval of any antitrust Governmental Entity, as applicable, for the Merger and other transactions contemplated hereby.
          (c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or be construed to require Parent or any of its Affiliates, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the Merger, to (i) sell, license or hold separate, or agree to sell, license or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Parent or any of its Affiliates or of the Surviving Corporation (or to consent to any sale, or agreement to sell, by Parent or by the Surviving Corporation of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent of any assets or businesses (including any assets or businesses of the Surviving Corporation), (ii) enter into any agreement or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the Merger, or (iii) initiate or participate in any legal proceeding with respect to any such matters.
          (d) In the event that Parent is required, in order to obtain the consent or successful termination of any review under any Law regarding the Merger, to take any of the actions set forth in Section 4.7(c) or if such consent or successful termination has not been obtained within 60 days following the date of Parent filing its Antitrust Filing under any applicable Antitrust Law, Parent shall have the right to abandon its efforts to obtain approval under such Antitrust Law of the Merger, notwithstanding anything in this Agreement. If Parent so elects to abandon its efforts to seek such approval, it shall promptly give notice of such abandonment to the Company.
     4.8. Conditions to the Merger; Further Assurances. Subject to Sections 4.7(c) and (d), each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements. In addition to the foregoing, each of the parties to this Agreement shall work in good faith to minimize the tax obligations of Parent, the Company and its Subsidiaries and the Holders arising from the transactions contemplated by this Agreement and in connection therewith, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable; provided, however, that any such acts or things do not impose a material financial, tax, operating or other burden on any of the parties.
     4.9. Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of: (i) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; (ii) any failure to comply with or satisfy in any material respect any of its covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in ARTICLE V required to be satisfied by such party incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.
     4.10. Termination of Investor Agreements. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Investor Agreements and all other investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and (ii) deliver all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Stock Rights.
     4.11. No Solicitation.
          (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1, neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, Employees, stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition of beneficial ownership of any equity interest in the Company or any of its Subsidiaries, whether by issuance by the Company or any of its Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.
          (b) If the Company or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company will (i) promptly notify Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 4.11; provided, that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Parent informed of the status thereof.
          (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.11 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.11 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.
     4.12. Certain Employment Matters.
          (a) Offers of Employment. Parent may contact the Employees in connection with preparing, making or determining whether to make offers of continued employment with the Company or its Subsidiaries or employment with Parent or any of its Affiliates, in each case on terms and conditions that Parent determines in its sole discretion. The Company shall cooperate with and use its commercially reasonable efforts to assist Parent in its efforts to secure satisfactory employment arrangements with the Employees and to obtain executed Offer Package Agreements from each Employee receiving such an offer of employment. Each Employee who will continue employment with the Company or any of its Subsidiaries or accepts an offer of new employment is hereafter referred to as a “Continuing Employee.” The employment of the Continuing Employees by the Surviving Corporation or its Subsidiaries shall continue following the Closing and for those Continuing Employees who transfer to employment with Parent or any of its Affiliates, such employment shall end on a date to be designated by Parent and the employment of the Continuing Employees by Parent or its Affiliate shall commence at 12:01 A.M. on the day after such date. The Continuing Employees will be employed by the Company or its Subsidiaries or by Parent or its Affiliates on an at-will basis (terminable with or without cause and with or without notice) and otherwise on terms of employment determined by Parent.

          (b) Offer Package Agreements. Each Continuing Employee may be required, as a condition to continued employment with the Company or its Subsidiaries or employment with Parent or any of its Affiliates, to execute and deliver to Parent, on or prior to the Closing Date, Parent’s form of standard employment documents, including an offer letter, code of conduct, anti-harassment policy, email and data policy and such other agreements and documents as Parent requires generally of its employees (together, the “Offer Package Agreements”).
          (c) General Compensation and Benefits of Continuing Employees. Continuing Employees shall receive standard employee benefits, if any, offered by Parent or its Affiliates to its employees of comparable status and, with respect to determination of vacation accrual and vesting in 401(k) plan related benefits, comparable length of service (in determining length of service, Parent shall include each Continuing Employee’s length of service with the Company). Coverage for each Continuing Employee under Parent’s benefit plans and programs shall commence as of 12:01 A.M. on the day such Continuing Employee commences employment with Parent and for those Employees continuing employment after the Closing with the Company or its Subsidiaries on the day designated by Parent in its sole discretion. Subject to the consent of any third-party insurer, no exclusion of conditions pre-existing as of the commencement of the Continuing Employee’s employment with Parent shall be imposed under Parent’s welfare benefit plans and programs except to the extent applicable as of that date under the comparable plan or program of the Company. For purposes of satisfying any deductible or out-of-pocket requirements under Parent’s employee benefit plans, Continuing Employees (and the dependents of such employees) shall receive credit for any co-payments or deductibles paid under an analogous employee benefit plan at the Company.
          (d) No Right to Continued Employment or Benefits. Parent is not under any obligation to hire or retain any Employee, or provide any Employee with any particular benefits, or make any payments or provide any benefits to those Employees whom Parent chooses not to employ or subsequently terminates.
          (e) Company Employee Plans. Effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing, no Employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board. In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company also shall take such other commercially reasonable actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.
     4.13. Section 280G Approval. If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the date hereof and in any event prior to the Closing Date.
     4.14. Tax Matters.
          (a) Conduct of Business. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent.
          (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Holders when due, and the Holders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation. At Parent’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 4.14(b). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.
          (c) Tax Returns. The Company and each Subsidiary shall timely file all their Tax Returns that are due (taking all timely filed extension requests into account) after the date of this Agreement and on or before the Closing Date, all such Tax Returns shall be true, correct and complete, and the Company and each Subsidiary shall timely pay all Taxes shown as due on such Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date.
          (d) Tax Contests. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation.
          (e) Tax Carryforwards. The Company agrees to cooperate with Parent and provide any factual information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s tax carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company or any of its Subsidiaries. In furtherance of the foregoing, and without limiting the generality of the foregoing, the Company agrees that, on or before the Closing Date, it will use its commercially reasonable efforts to provide to Parent the following information: (i) any information known to the Company regarding the ownership of the equity of the Company from the time the Company was formed through the date hereof (including any capitalization tables, option tables or redemption tables known to the Company with respect to the equity of the

Company showing the ownership of Company stock and/or options, the dates any such stock or options were issued or transferred, and the prices and (if applicable) strike prices at which any such stock or options were issued), (ii) any information known to the Company regarding any relationships between or among the Stockholders, (iii) any valuation-type spreadsheets, memoranda, offering documents, resolutions of the Company Board, or similar materials of the Company that have been prepared by or for the Company in connection with any stock offerings, option issuances, changes in option pricing or redemptions, if any, and (iv) any written analysis known to the Company that has been conducted regarding whether there is any limitation on its Tax carryforwards under the foregoing Code sections.
     4.15. Indemnification of Directors and Officers of the Company. During the period ending six years after the Effective Time, Parent will ensure that the Surviving Corporation fulfills the obligations of the Company to the Company’s present and former directors and officers (the “Indemnified D&Os”) pursuant to the terms of the Company Certificate of Incorporation as in effect on the date hereof and the Indemnification Agreements listed on Schedule 4.15 entered into by and between the Company and each such director of the Company. Furthermore, the Company shall, prior to the Closing, extend the Company’s currently existing Directors’ and Officers’ insurance policy by a period of six (6) years; provided, however, that if the Closing does not occur on or prior to March 1, 2009, the Company shall, effective March 1, 2009, extend the Company’s currently existing Directors’ and Officers’ insurance policy for a period no less than thirty (30) days.
     4.16. Resignation of Officers and Directors. The Company shall obtain the resignations (i) of all officers and directors of the Company effective as of the Effective Time, and (ii) of such officers and directors of each of the Company’s Subsidiaries as Parent designates in writing, effective as of the date such resignation is accepted by Parent.
ARTICLE V
CONDITIONS TO THE MERGER
     5.1. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.
          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.
          (d) Transaction Approvals. No action purporting to rescind, amend or supplement any of the Transaction Approvals shall have been taken.
          (e) Antitrust Approvals. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.
          (f) Other Documents. The Company shall have received such customary documents from Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
     5.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.
          (c) No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred since the Balance Sheet Date that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
          (d) Transaction Approvals; Dissenters’ Rights. No action purporting to rescind, amend or supplement any of the Transaction Approvals shall have been taken. Stockholders holding not more than 25% of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have exercised, or have continuing rights to exercise, appraisal or dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement.
          (e) Liabilities and Realizable Assets. The liabilities of the Company and its Subsidiaries existing as of the Closing shall not exceed the Realizable Assets of the Company and its Subsidiaries as of the Closing by more than Four Million Dollars ($4,000,000).
          (f) Closing Certificate. The Company shall have delivered to Parent a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, that each of the conditions set forth in Sections 5.2(a)-(e) has been satisfied in all respects.
          (g) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Transaction Approvals, (ii) the Company Certificate of Incorporation and the By-laws of the Company, and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.
          (h) Opinion of Counsel. Parent shall have received an opinion letter of Pillsbury Winthrop Shaw Pittman LLP, dated the Closing Date, substantially in the form of Exhibit C.
          (i) Employment Acceptances. Parent shall have received an employment acceptance letter, a Release and each Offer Package Agreement, which shall not have been revoked or terminated, executed by all of the Key Employees. None of the Key Employees shall have indicated his or her intention not to continue employment with the Company or its Subsidiaries following the Closing Date.
          (j) Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 2.4(b) of the Company Disclosure Schedule.
          (k) Termination of Agreements. Parent shall have been furnished with evidence reasonably satisfactory it that the Company and its Subsidiaries have terminated, without any further obligation of the Company or any of its Subsidiaries, any agreements which Parent identifies in writing to the Company on or prior to the Closing Date.
          (l) Terminations; Notices. Parent shall have been furnished evidence reasonably satisfactory to it that (x) each of the Investor Agreements and all other investor rights granted by the Company to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time, (y) all Company Stock Rights, including any outstanding Company Options have been exercised or terminated at or prior to the Effective Time and that there are no Company Stock Rights outstanding as of the Effective Time, and (z) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Stock Rights have been properly and timely delivered.

          (m) Tax Certificate. The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.
          (n) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company and such officers and directors of the Subsidiaries as have been identified by Parent prior to the Closing Date.
          (o) Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) against the Company or any of its Subsidiaries seeking material damages or other material relief, (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions or (iii) seeking to prohibit or impose any limitations on Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.
          (p) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.
          (q) Antitrust Approvals. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.
          (r) Other Documents. Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
ARTICLE VI
INDEMNIFICATION
     6.1. Survival of Representations, Warranties and Covenants.
          (a) Company Representations. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 11:59 P.M. Pacific time on the first anniversary of the Closing Date, except that the representations and warranties of the Company set forth in

Sections 2.1, 2.2, 2.6, 2.27 and 2.32 and in any certificate, document or other instrument delivered by or on behalf of the Company with respect to such representations and warranties (the “Fundamental Representations”) shall so survive but shall terminate upon the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Holder Representative prior to such termination.
          (b) Parent and Merger Sub Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement shall terminate at the Effective Time.
          (c) Covenants. The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.
     6.2. Indemnification. As an integral term of the Merger, each Holder, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third party), deficiencies, diminution in value, reduction in net operating losses, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (but in each case net of any insurance proceeds actually received by Parent, Merger Sub or the Surviving Corporation and Parent, Merger Sub and the Surviving Corporation shall use commercially reasonable efforts to pursue any such insurance claims, provided, however, that “Losses” shall include any increase in insurance premiums resulting from such insurance claims for which Parent, Merger Sub or the Surviving Corporation has actually received insurance proceeds) (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
          (a) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of this Section 6.2(a) any “material”, “in all material respects”, “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto, both for purposes of determining whether a representation or warranty is true and correct and for purposes of calculating Losses; and for purposes of the Fundamental Representation in Section 2.32, disregarding any disclosure in the Company Disclosure Schedule);
          (b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;

          (c) any Dissenting Share Payments;
          (d) the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of the Closing;
          (e) any claims by (i) any current or former holder or alleged current or former holder of any equity interest or equity security of the Company or any of its Subsidiaries (including any predecessors), including Company Capital Stock, Company Options, Company Warrants or other Company Stock Rights, relating to or arising out of (x) the Merger, this Agreement, the transactions contemplated hereby, including the allocation of the Stockholder Merger Consideration, or (y) such Person’s status or alleged status as an equity holder or ownership of equity interests in the Company or any of its Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (ii) any Person to the effect that such Person is entitled to any equity interest or equity security or any payment in connection with the Merger other than as specifically set forth on the Allocation Certificate;
          (f) regardless of any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation pursuant to agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date;
          (g) any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company or any of its Subsidiaries with respect to any matter which, if brought against the Company or any of its Subsidiaries, would have been a Loss for which an Indemnified Party would have been entitled to indemnification pursuant to this Section 6.2;
          (h) defending any Third Party Claim alleging the occurrence of facts or circumstances that, if true, would entitle an Indemnified Party to indemnification hereunder;
          (i) any of the items set forth on Schedule 2.20;
          (j) to the extent that, whenever asserted, the liabilities of the Company and its Subsidiaries arising out of events or circumstances existing on or prior to the Closing Date exceed the Realizable Assets of the Company and its Subsidiaries as of the Closing Date by more than Four Million Dollars ($4,000,000);
          (k) notwithstanding any disclosure in the Company Disclosure Schedule, any claims by any current or former customers or partners of the Company or any of its Subsidiaries (or any of their predecessors) (i) alleging non-conformity with the specifications for any Company Product, (ii) alleging breach of any contractual commitments or representations, or (iii) alleging breach of express and implied warranty, other than claims that result solely in replacement or repair of such Company Product or accepting return of such Company Product; and

          (l) any claims by any Governmental Entity of India against the Parent, Merger Sub, Surviving Corporation, the Company or any of its Subsidiaries relating to the withholding of Taxes with respect to payments of the Stockholder Merger Consideration to the Holders; provided, that this indemnification obligation shall terminate upon the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Holder Representative prior to such termination.
The Holdback Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 6.2; provided, however, that, except for claims relating to fraud or Losses under Section 6.2(l), the Indemnified Parties must first seek recovery from the Holdback Amount prior to seeking any recovery directly from the Holders.
     6.3. Limitations.
          (a) Threshold Amount. No claim may be made by any Indemnified Party for indemnification pursuant to Section 6.2(a), other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations (for which a claim may be made without regard to the limitations in this Section 6.3(a)), unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 6.2(a) (including Losses under any Fundamental Representation) exceeds $50,000, at which time the Indemnified Parties shall be entitled to indemnification for all Losses exceeding $50,000. Notwithstanding anything to the contrary in the foregoing, a claim may only be made by an Indemnified Party for indemnification pursuant to Section 6.2(a) arising from any breach or inaccuracy of the Fundamental Representation in Section 2.32 if the liabilities of the Company and its Subsidiaries arising from the matters described in Section 2.32 and all other liabilities of the Company and its Subsidiaries arising out of events or circumstances existing on or prior to the Closing Date exceed the Realizable Assets of the Company and its Subsidiaries as of the Closing Date by more than Four Million ($4,000,000).
          (b) Cap. Each Holder shall be liable up to such Holder’s Pro Rata Share of the Holdback Amount for any Losses indemnifiable under Section 6.2, provided, however, that each Holder shall be liable up to such Holder’s entire Pro Rata Share of the Stockholder Merger Consideration for Losses indemnifiable under Section 6.2(a) with respect to any Fundamental Representation and for Losses indemnifiable under Section 6.2(l). The Indemnified Parties’ right to recover from the Holdback Amount shall be the Indemnified Parties’ sole and exclusive remedy for Losses indemnifiable pursuant to Section 6.2, except for Losses indemnifiable under Section 6.2(l) or under Section 6.2(a) with respect to any Fundamental Representation.
          (c) No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this ARTICLE VI. The waiver by Parent or Merger Sub of any of the conditions set forth in ARTICLE V will not affect or limit the provisions of this ARTICLE VI.
          (d) Fraud, Etc.. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in this ARTICLE VI shall not apply with respect to fraud or any equitable remedy, including a preliminary or permanent injunction or specific performance, provided, however, that in no event shall any Holder that was not a participant in such fraud be liable for more than such Holder’s Pro Rata Share of the Stockholder Merger Consideration.
     6.4. Procedures.
          (a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Holder Representative a certificate (a “Claim Certificate”) that:
               (i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and
               (ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;
provided, that no delay on the part of any Indemnified Party in notifying the Holder Representative shall relieve the Holders of any liability or obligations hereunder except to the extent that the Holders have been materially prejudiced thereby, and then only to such extent.
          (b) If the Holder Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Holder Representative shall deliver a written notice to such effect to the Indemnified Party within 30 days after receipt by the Holder Representative of such Claim Certificate. Thereafter, the Holder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than 60 days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Holder Representative has objected. If the Indemnified Party and the Holder Representative agree with respect to any of such claims, the Indemnified Party and the Holder Representative shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Holder Representative fail to agree as to any particular item or items or amount or amounts within such 60-day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.
          (c) Indemnified Party Defense; Settlement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If any such action or claim is settled with the prior written consent of the Holder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.
          (d) Holder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third Party Claim, the Holder Representative may defend such claim at the Holders’ sole cost and expense. In such event, neither the Holders nor the Holder Representative shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.
          (e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Holder Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within ten Business Days of the determination of the amount of any such Agreed Claims.
     6.5. Holdback Amount.
          (a) In the event an Indemnified Party is entitled to indemnification by the Holders for Losses under this ARTICLE VI, Parent shall be entitled to retain, and shall no longer be obligated to release to the Holders, a portion of the Holdback Amount equal to the amount of such Losses.
          (b) On the first anniversary of the Closing Date, Parent shall release and pay to the Holders each Holder’s Pro Rata Share of the Holdback Amount which is not then subject to claims made pursuant to Section 6.4 or offset by any Losses described in a Claim Certificate delivered to Seller prior to such date and previously retained by Parent pursuant to Section 6.5(a). In the event that, after the first anniversary of the Closing Date, any portion of the Holdback Amount is no longer subject to claims made pursuant to Section 6.4 or offset for Losses due to a final settlement or adjudication of the claim with respect to such Losses, Parent shall promptly release to the Holders each Holder’s Pro Rata Share of such portion of the Holdback Amount.
     6.6. Merger Consideration Adjustment. The Company, Parent, the Holder Representative and the Holders agree to treat each indemnification payment pursuant to this

ARTICLE VI as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.
     6.7. Holder Representative; Power of Attorney.
          (a) Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Holders, each Holder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, Arun Sobti (together with his permitted successors, the “Holder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Holders individually); (ii) object to any claims by Parent or any Indemnified for Losses; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Holder or by any such Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Holder, in each case relating to this Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement or any other Related Agreement or other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding anything to the contrary, the Holder Representative shall have no authority to alter any Holder’s percentage interest in the Stockholder Merger Consideration or to increase such Holder’s indemnification obligations beyond those specified in Sections 6.2and 6.3.
          (b) Acceptance. Arun Sobti hereby accepts his appointment as Holder Representative.
          (c) Replacement. The person serving as the Holder Representative may be replaced from time to time by the holders of a majority in interest of the Holdback Amount upon not less than 10 days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Holder Representative, and the Holder Representative shall receive no compensation for his services. Notices or communications to or from the Holder Representative shall constitute notice to or from each of the Holders.
          (d) No Liability. The Holder Representative shall not be liable to any Holder for any act done or omitted hereunder as the Holder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Holders shall severally and not jointly in accordance with his, her or its Pro Rata Share indemnify the Holder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.
          (e) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Holders and shall be final, binding and conclusive upon each such Holder; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Holder. Each Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Holder Representative.
          (f) Role of Holder Representative. Without limiting the generality or effect of Section 6.7(a), any claims or disputes between or among any Indemnified Party, the Holder Representative and/or any one or more Holders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Holder (other than any claim against or dispute with the Holder Representative), be asserted or otherwise addressed solely by the Holder Representative on behalf of such Holder (and not by such Holder acting on its own behalf).
     6.8. No Subrogation. Following the Closing, no Holder shall have any right of indemnification, contribution or subrogation against the Company or any of its Subsidiaries with respect to any indemnification claim made by or on behalf of any Holder under Section 6.2 if the Merger and the transactions contemplated by this Agreement are consummated.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:
          (a) by written agreement of the Company, Parent and Merger Sub;
          (b) by either Parent or the Company if: (i) the Closing Date has not occurred by April 27, 2009 (which date shall be automatically extended indefinitely in the event that the Closing has not then occurred solely due to the failure to satisfy the condition in Section 5.2(p) or 5.2(q), unless Parent has given notice under Section 4.7(d) that it is abandoning its efforts to seek such approval, in which case such extension shall terminate upon the date of such notice (as so extended, the “Termination Date”)); provided, that the right to terminate this Agreement under this clause 7.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a material breach of this Agreement; (ii) there shall be a final nonappealable order of a Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
          (c) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;
          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d) prior to the earlier of the Termination Date or the date that is 15 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured within such 15-day period so that the conditions would then be satisfied;
          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 5.1(a) or 5.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the earlier of the Termination Date or the date that is 15 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured within such 15-day period so that the conditions would then be satisfied; or
          (f) by Parent if there is a Company Material Adverse Effect.
     7.2. Effect of Termination.
          (a) Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this

Agreement shall be of no further force or effect, except (i) as set forth in Sections 4.4 and 4.5, this Section 7.2, Section 7.3 and ARTICLE X, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the confidentiality obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement. Without limiting the foregoing, upon termination of this Agreement, each party shall return or destroy (and certify destruction) the confidential or proprietary information of the other party.
          (b) In the event this Agreement is terminated by Parent pursuant to Section 7.1(d) and in order to compensate Parent for the direct and substantial expense and damages suffered by Parent in the event of such termination, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent an amount equal to $2,000,000 plus any outstanding and unpaid Advances to Parent; provided, that, if within one year of such termination, the Company or its stockholders shall agree with any Person to a Third-Party Acquisition, then the Company shall prior to the earlier of agreeing to such Acquisition Proposal or consummating such Acquisition Proposal, pay an additional amount equal to the Merger Consideration plus any then outstanding and unpaid Advances to Parent.
          (c) In the event this Agreement is terminated by the Company pursuant to Section 7.1(e) and in order to compensate the Company for the direct and substantial expense and damages suffered by the Company in the event of such termination, which damages cannot be determined with reasonable certainty, Parent shall pay to the Company an amount equal to $2,000,000 minus any outstanding and unpaid Advances to Parent; provided, however, that if, within one year of such termination, Parent consummates any Parent Acquisition of a Person whose principal business is the business of providing WiMAX based broadband wireless access and DCME voice compression solutions (an “Alternative Target”), Parent shall prior to consummating such Parent Acquisition, pay an additional amount equal to the Merger Consideration minus any then outstanding and unpaid Advances to the Company.
          (d) Amounts payable in accordance with this Section 7.2 shall be paid in immediately available funds within two Business Days after receipt by the party obligated to pay of a written demand for with respect to such payments. If Parent pays the amounts specified in this Section 7.2, such payment shall be the Company’s sole and exclusive remedy for damages with respect to a termination of this Agreement.
     7.3. Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Holder Representative.
     7.4. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.
ARTICLE VIII
DEFINITIONS, CONSTRUCTION, ETC.
     8.1. Definitions. For purposes of this Agreement:
     “2008 Balance Sheet” has the meaning set forth in Section 2.7(a).
     “Acquisition Expenses” means (i) all fees and expenses accrued or incurred by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement, including all legal, accounting, investment banking (including amounts paid or payable to the Persons set forth on Schedule 2.24), tax and financial advisory and all other fees and expenses of third parties accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby and (ii) any fees, commissions, obligations, severance, bonuses, or other payments of any kind payable to management, other Employees, or any other Person arising out of or in connection with the Merger.
     “Advances” has the meaning set forth in Section 1.6(a)(ii).
     “Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.
     “Agreed Claims” is defined in Section 6.4(e).
     “Agreement” is defined in the Preamble.
     “agreement” means any written, oral, implied or other legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.
     “Allocation Certificate” is defined in Section 1.6(e).
     “Alternative Target” is defined in Section 7.2(c).
     “Antitrust Filings” is defined in Section 4.7(a).
     “Antitrust Laws” is defined in Section 2.4(a).

     “assets” include any asset, property or right, intangible or intangible, real, personal or mixed, and whether or not of a nature that would be reflected on a balance sheet prepared in accordance with GAAP.
     “Balance Sheet Date” is defined in Section 2.7(a).
     “Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.
     “Certificate of Merger” is defined in Section 1.2.
     “Certificates” is defined in Section 1.8(a).
     “Claim Certificate” is defined in Section 6.4(a).
     “Closing” is defined in Section 1.2.
     “Closing Balance Sheet” is defined in Section 1.6(e)(i)
     “Closing Date” is defined in Section 1.2.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Collections Amount” has the meaning set forth in Section 1.6(a)(iii).
     “Company” is defined in the Preamble.
     “Company Authorizations” is defined in Section 2.30.
     “Company Balance Sheet” is defined in Section 2.7(a).
     “Company Board” means the board of directors of the Company.
     “Company Board Approval” is defined in Recital B.
     “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.
     “Company Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended.
     “Company Common Stock” means the Company’s common stock, $0.001 par value per share.
     “Company Disclosure Schedule” is defined in ARTICLE II.
     “Company Employee Plan” means any plan, program, policy, practice, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any material liability, contingent or otherwise.
     “Company Financial Statements” is defined in Section 2.7(a).
     “Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of its Subsidiaries as previously conducted, as currently conducted or as currently proposed to be conducted. For purposes of this Agreement, Intellectual Property will be deemed “used” by the Company or its Subsidiaries if it is used internally, used to provide Services, incorporated into Products, resold, sublicensed or otherwise used in any way in the conduct of its business.
     “Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner, but shall exclude any adverse change, effect, occurrence, state of fact or development (i) attributable to conditions affecting the U.S. economy, general economic conditions as a whole or the industry generally in which the Company operates to the extent that the Company is not affected in a disproportionate manner when compared to other comparable companies; (ii) resulting from the loss, diminution or disruption of the Company’s existing customer, vendor or distributor relationships or employees that is reasonably attributable to the public announcement, pendency or consummation of the Merger and the identity of Parent; and (iii) contemplated by, or resulting from compliance with, the terms and conditions of the Merger Agreement.
     “Company Option” is defined in Section 2.6(b).
     “Company Option Plan” is defined in Section 2.6(b).
     “Company Patents” is defined in Section 2.14(a).
     “Company Preferred Stock” means the Company’s Preferred Stock, $0.001 par value per share.
     “Company Products” is defined in Section 2.15(a).
     “Company Real Property” is defined in Section 2.12(a).
     “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

     “Company Stock Rights” means: (i) all outstanding Company Options, (ii) all outstanding Company Warrants and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.
     “Company Warrant” is defined in Section 2.6(b).
     “Confidentiality Agreement” is defined in Section 4.4(a).
     “Continuing Employee” is defined in Section 4.12(a).
     “DGCL” is defined in Recital A.
     “Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares.
     “Dissenting Shares” is defined in Section 1.7(a).
     “DOL” means the United States Department of Labor.
     “Effective Time” is defined in Section 1.2.
     “Employee” means any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries or of any Person deemed to be a co-employer of the Company or any of its Subsidiaries.
     “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement between the Company, any of its Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fundamental Representations” is defined in Section 6.1(a).
     “GAAP” is defined in Section 2.7(a).
     “Governmental Entity” is defined in Section 2.4(a).

     “Hazardous Material” is defined in Section 2.23(a).
     “Hazardous Materials Activities” is defined in Section 2.23(b).
     “Holdback Amount” has the meaning set forth in Section 1.6(b).
     “Holder Representative” is defined in Section 6.7(a).
     “Holders” means the Stockholders that are identified in the Allocation Certificate and entitled to receive a portion of the Merger Consideration.
     “Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable or accrued expenses arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).
     “Indemnified D&Os” is defined in Section 4.15.
     “Indemnified Parties” is defined in Section 6.2.
     “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

     “Investor Agreements” means the Amended and Restated Investors’ Rights Agreement, dated as of November 7, 2008, by and among the Company and the Persons party thereto, the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 7, 2008, by and among the Company and the Persons party thereto and the Amended and Restated Voting Agreement, dated as of November 7, 2008, by and among the Company and the Persons party thereto.
     “IRS” means the United States Internal Revenue Service.
     “Key Employee” means each of the Persons listed on Schedule 8.1.
     “knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of any of (i) the officers and directors of the Company and its Subsidiaries, (ii) the Key Employees and (iii) the employees of the Company and its Subsidiaries at the level of “director” and above, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience and responsibility of any of the foregoing persons.
     “Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.
     “Leases” is defined in Section 2.12(b).
     “Letter of Transmittal” is defined in Section 1.8(a).
     “liabilities” include debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, whether or not constituting a liability to be shown as such on a balance sheet prepared in accordance with GAAP).
     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.
     “Loss Contract” is defined in Section 2.15(b).
     “Losses” is defined in Section 6.2.
     “Merger” is defined in Recital A.
     “Merger Consideration” is defined in Section 1.6(a).
     “Merger Sub” is defined in the Preamble.
     “Offer Package Agreements” is defined in Section 4.12(b).

     “Parent” is defined in the Preamble.
     “Parent Acquisition” means any of the following transactions between Parent and an Alternative Target: (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Parent and an Alternative Target, or (B) the acquisition of beneficial ownership of 50% or more of the equity interests in an Alternative Target by Parent, whether by issuance by the Alternative Target or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of Alternative Target or otherwise.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Potential Buyer” means any Person (excluding Parent or its designees) who has received confidential information of the Company or any of its Subsidiaries in connection with an actual or potential solicitation, proposal or offer to (i) enter into a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (ii) acquire the beneficial ownership of any equity interest in the Company or any of its Subsidiaries, whether by issuance by the Company or any of its Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, or (iii) license or transfer all of or a material portion of the assets of the Company, or any preliminary indication of interest in any such transaction.
     “Pro Rata Share” shall mean with respect to a Holder, the quotient of (x) portion of the Stockholder Merger Consideration such Holder is entitled to receive pursuant to Section 1.6(d)(ii), divided by (y) the aggregate Stockholder Merger Consideration.
     “Proposed Acquiror” is defined in Section 7.2(b).
     “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.
     “Realizable Assets” means the assets of the Company and its Subsidiaries after allowances for obsolete and excess inventory and doubtful accounts, all calculated in accordance with GAAP.
     “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
     “Related Agreements” is defined in Section 2.2(a).
     “Representatives” is defined in Section 4.11(a).
     “Series B Preferred Stock” is defined in Section 2.6(a).
     “Series C Preferred Stock” is defined in Section 2.6(a).
     “Series D Preferred Stock” is defined in Section 2.6(a).
     “Series E Preferred Stock” is defined in Section 2.6(a).
     “Services” is defined in Section 2.15(b).
     “Services Agreements” is defined in Section 2.15(b).
     “Stockholder Merger Consideration” is defined in Section 1.6(a).
     “Stockholders” means the holders of shares of Company Capital Stock.
     “Subsidiary” is defined in Section 2.5(a).
     “Subsidiary Securities” is defined in Section 2.5(b).
     “Support Agreements” is defined in Section 2.14(s).
     “Surviving Corporation” is defined in Section 1.1.
     “Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law),as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.
     “Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

     “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
     “Termination Date” is defined in Section 7.1(b).
     “Third-Party Acquisition” is defined in Section 4.11(a).
     “Third-Party Claim” is defined in Section 6.4(a).
     “Transaction Approvals” is defined in Section 2.2(a).
     8.2. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require. The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.
          (e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Parent of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

ARTICLE IX
RELEASE
Each Stockholder who accepts payment of his, her or its portion of the Stockholder Merger Consideration pursuant to Section 1.6 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers, directors, employees, attorneys, agents and Affiliates from (a) any and all obligations or duties the Company might have to such Stockholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement (ii) those claims, liabilities, obligations and duties of the Company pursuant to any Related Agreement that is not terminated pursuant to the terms of this Agreement and (iii) to the extent applicable with respect to any Stockholder who is a director, officer or employee of the Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any such Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any remaining obligations of the Company to indemnify any officer or director. For the purposes of this release, each Stockholder hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The terms and provisions of this release are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Stockholders pursuant to the Stockholders’ Written Consent shall constitute approval by such Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Stockholders to be bound by such terms and provisions.
ARTICLE X
GENERAL PROVISIONS
     10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (iii) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:

Harris Stratex Networks Operating Corporation c/o Harris Stratex Networks, Inc. 120 Rose Orchard Way San Jose, CA 95134 Attention: Office of the General Counsel Facsimile: (408) 944-1110

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP 1900 University Avenue, 4th Floor East Palo Alto, CA 94303 Attention: Bart Deamer Facsimile: (650) 849-4800

(b)	if to the Company, to:

Telsima Corporation c/o Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304-1114 Attention: Thomas F. Chaffin Facsimile: (650) 233-4545

(c)	if to the Holder Representative to:

Arun Sobti 26 Polo Drive South Barrington, IL 60010 Facsimile: (847) 304-4547
     10.2. Entire Agreement. Except for the confidentiality provisions contained in the Confidentiality Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     10.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
     10.5. Expenses.
          (a) In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses. To the extent not already paid, as soon as practicable following the Closing Date, Parent shall cause the Surviving Corporation to pay (x) the fees and expenses set forth in clause (i) of the definition of Acquisition Expenses and (y) the fees, commissions, obligations, bonuses and other payments set forth in clause (ii) of the definition of Acquisition Expenses in accordance with the terms of the relevant agreement governing the payment of such fees, commissions, obligations, bonuses or other payments.
     10.6. Successors and Assigns; Parties in Interest.
          (a) This Agreement shall be binding upon each Holder and each of such Holder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto, the Indemnified D&Os and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.
          (b) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent.
          (c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties and the Indemnified D&Os, each Indemnified Party and Indemnified D&O shall be deemed a third-party beneficiary of this Agreement and this

Agreement shall be enforceable by the Indemnified Parties and the Indemnified D&Os. Except as set forth in this Section 10.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any. It is expressly acknowledged that Section 4.12 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the matters set forth in Section 4.12 or elsewhere in this Agreement.
     10.7. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     10.8. Governing Law; Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.
          (b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 10.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
          (c) The Holders and Holder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Holders and Holder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.
     10.9. Certain Waivers.
          (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          (b) EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES”, EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.
          (c) EACH OF THE COMPANY, PARENT AND MERGER SUB (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
     10.10. Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     10.11. Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.
     10.12. Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.
     10.13. Time of the Essence. Time is of the essence of this Agreement.
     10.14. Arbitration. The parties agree first to negotiate in good faith to resolve any disputes arising out of or relating to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be settled by binding arbitration in Santa Clara County, California before the

Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator shall be required to, in all determinations, apply Delaware law without regard to its conflicts of law provisions. Notwithstanding the foregoing, the arbitrator shall apply the substantive law of the state of incorporation of the Company, where applicable. The arbitrator is afforded the jurisdiction to order any provisional remedies, including, without limitation, injunctive relief. The arbitrator may award the prevailing party the costs of arbitration, including reasonable attorneys’ fees and expenses. The arbitrator’s award shall be in writing and shall state the reasons for the award. The parties stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision. Arbitration shall be the sole and exclusive means to resolve any dispute.
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     In Witness Whereof, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

Telsima Corporation
By:	/s/ Arun Sobti
	Name:	Arun Sobti
	Title:	Chief Executive Officer

Harris Stratex Networks Operating Corporation
/s/ Harald J. Braun
Harald J. Braun
President and Chief Executive Officer

Eagle Networks Merger Corporation
/s/ Harald J. Braun
Harald J. Braun
President and Chief Executive Officer

Holder Representative
/s/ Arun Sobti
Arun Sobti

Signature Page To Agreement And Plan Of Merger